Exhibit 99.1

Soluna Holdings Announces January Site Level Financials

All Plugs Ready for 1 EH/s Ramp by End of March 2022 as Hashrate Continues to Scale

ALBANY, N.Y., February 11, 2022 -- Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), the parent company of Soluna Computing, Inc. ("SCI"), a developer of green data centers for cryptocurrency mining and other intensive computing, today announced the release of its January site level financials.

Michael Toporek, CEO of Soluna Holdings stated, “Our revenues and earnings have continued to accelerate as planned and our hashrate is on track to hit 1 EH/s by the end of March and over 3 EH/s in the fourth quarter. We remain keenly focused on return on invested capital and developing our longer-term strategy beyond crypto mining within the larger batchable computing industry.”

Toporek added, “We now have 1EH/s of plugs ready to go, about 60 days ahead of schedule. As equipment shows up, we plug in. Facility ramp up and infrastructure upgrades are behind us. We are ready to go full bore.”

Key Summary Highlights:

●	Currently energized 52 MW with hashrate continuing to ramp to 1 EH/s by end of March (+/- 30 days)

●	January 2022 BTC Equivalent mined increased 11% MoM

○	Despite a 17% decrease in average BTC price between December ($49,263) and January ($41,114)

●	If planned transformer upgrades were excluded, BTC Equivalent mined would have increased 20% MoM

●	Pre-construction activity for the first 50MW of our Dorothy Project is complete and anticipate breaking ground on this flagship facility this month

●	Targeting energized capacity ramping to over 150 MW and hashrate scaling over 3 EH in Q4’22

Revenue & Contribution Margin Summary:

*all numbers below exclude legacy hosting

($ in 000s, Unaudited)					Pro-Forma
	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Jan 2022
Revenue	$995	$1,657	$2,368	$8,017	$3,238

Contribution Margin	$744	$1,261	$1,703	$5,524	$2,038

Annualized Revenue	$3,980	$6,628	$9,472	$32,068	$38,856

Annualized Contribution Margin	$2,976	$5,044	$6,812	$22,096	$24,456

A presentation and corresponding video is available on the Company’s website at: https://www.solunacomputing.com/investors/updates/january2022monthlyflash

About Soluna Holdings, Inc.

Soluna Holdings, Inc. (Nasdaq: SLNH) is the leading developer of green data centers that convert excess renewable energy into global computing resources. Soluna builds modular, scalable data centers for computing intensive, batchable applications such as cryptocurrency mining, AI and machine learning. Soluna provides a cost-effective alternative to battery storage or transmission lines. Soluna’s MTI Instruments division manufactures precision tools and testing equipment for electronics, aviation, automotive, power and other industries. Both Soluna and MTI Instruments use technology and intentional design to solve complex, real-world challenges. Up to 30% of the power of renewable energy projects can go to waste. Soluna’s data centers enable clean electricity asset owners to ‘Sell. Every. Megawatt.’

For more information about Soluna, please visit www.solunacomputing.com or follow us on LinkedIn at linkedin.com/solunaholdings and Twitter @SolunaHoldings.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this communication, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

Investor Relations:

Kirin Smith, President
PCG Advisory, Inc.
646.823.8656
Ksmith@pcgadvisory.com